EXHIBIT B

                                                                     EXHIBIT 9.1

                                VOTING AGREEMENT

      This VOTING AGREEMENT ("Agreement") is made and entered into by and between the undersigned shareholder whose name is set forth on page B-4 ("Shareholder"), GK Intelligent Systems, Inc., a Delaware corporation (the "Company"), and Gary F. Kimmons ("Kimmons").

                             W I T N E S S E T H:

      WHEREAS, the Shareholder owns shares of Company common stock, par value $.001 per share ("Common Stock"), purchased as described in the Subscription Agreement to which this is an exhibit dated as of the date hereof; and

      WHEREAS, the Shareholder desires to set forth in writing certain rights and restrictions, including, without limitation, voting rights and transfer restrictions, with respect to the Common Stock owned by the Shareholders.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. STOCK. The shares of Common Stock of the Company owned by the Shareholder as set forth on the signature page hereof, shall be referred to herein as the "Stock". Any additional shares of Common Stock or other voting securities, or the voting rights relating thereto, of the Company that may be owned, held or subsequently acquired in any manner, legally or beneficially, directly or indirectly, of record or otherwise, by the Shareholder at any time during the term of this Agreement as a result of the ownership of the Stock whether issued incident to any stock split, stock dividend, increase in capitalization, recapitalization, merger, consolidation, reorganization, or other transaction, shall be included within the term "Stock" as used herein and shall be subject to the terms of this Agreement.

      2.    TRANSFER RESTRICTIONS.

            2.1 The Shareholder agrees not to sell, give, assign, pledge, transfer or otherwise dispose of any shares of Stock of the Company, now or hereafter owned by him, prior to May 31, 2000, unless such Shareholder agrees to be bound by all the terms of this Agreement. Any person or entity to whom shares of Stock are sold, transferred or assigned shall be bound by and become subject to the terms and conditions of this Agreement which entail granting Kimmons the exclusive right to vote the Stock.

                                      B-1
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            Each person or entity to whom shares of Stock are sold, transferred or assigned shall execute an agreement adopting this Agreement and acknowledging his obligation hereunder.

            2.2 Notwithstanding Section 2.1, in the event that Shareholder sells his Stock (if only a portion of Stock is sold, the remaining shares will remain subject to this Agreement) after May 31, 1999, pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (with the Company's counsel rendering an opinion with respect to such transaction), such transferee will not be subject to this Agreement.

            2.3 Simultaneously with the execution of this Agreement, the Shareholder's certificate(s) will be inscribed with a legend in substantially the following form: "The shares represented by this certificate are subject to the provisions of a Voting Agreement executed in May 1998, and are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under this Agreement, a counterpart of which has been deposited with GK Intelligent Systems, Inc. at 5555 San Felipe, Suite 625, Houston, Texas 77056, its principal office."

       3. VOTING RIGHTS. During the term of this Agreement, Kimmons shall be the true and lawful agent and proxy of Shareholder with the full power of substitution for and in the name of Shareholder, to vote all the shares of Stock or Stock equivalents or give a written consent, in person or by proxy, at all meetings of the shareholders of the Company, and in all proceedings in which the vote or written consent of shareholders may be required or authorized by law. All action to be taken on any question shall be determined by Kimmons, in his sole discretion.

      4. RESERVATION OF RIGHTS. All other rights and privileges of ownership of the Stock shall be reserved to and retained by the Shareholder.

      5. TERM. This Agreement shall remain in full force and effect as of the date hereof until May 31, 2000, unless earlier terminated pursuant to Section 2.2.

       6. SPECIFIC PERFORMANCE. The Shareholder acknowledges that a remedy at law for any breach or attempted breach of terms and provisions of this Agreement may be inadequate, and the Shareholder agrees that the non-breaching party shall be entitled to specific performance and injunctive and other equitable relief in the event of any such breach or attempted breach.

       7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

       8. WAIVER. The wavier by either party to this Agreement of a breach or violation or any provision hereof shall not operate as or be construed to be a waiver of any subsequent breach hereof.

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       9. GOVERNING LAW. This Agreement shall be interpreted in accordance with the laws of the State of Texas. In the event of a dispute concerning this Agreement, the parties agree that venue lies in a court of competent jurisdiction in Harris County, Texas.

       10. HEADINGS; GENDER. The paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement. All references in this Agreement as to gender shall be interpreted in the applicable gender of the parties.

       11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement, with a counterpart being delivered to each party hereto.

       12. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

       13. AMENDMENT. No modification, amendment, addition to, or termination of this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and singed by all the parties hereto.

       14. ENTIRE AGREEMENT. This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understanding or written or oral agreements between the parties respecting the subject matter hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth below.


SHAREHOLDER:

______________________________________                 ________________ Shares
Signature

______________________________________
Name Printed

______________________________________
______________________________________
Address

Dated:_________________, 1998


COMPANY:

GK Intelligent Systems, Inc.

By:____________________________________
      Gary F. Kimmons, President


Dated:_________________, 1998


GARY F. KIMMONS


______________________________________
Gary F. Kimmons

Dated:_________________, 1998